HOME EQUITY ASSET TRUST 2006-7

DERIVED INFORMATION [9/19/06]

[$1,069,750,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,080,750,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-7

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2006-7 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 9/01/06 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 554

Total Outstanding Loan Balance ($): 167,409,222

Total Expected Collateral Balance - Deal ($): 1,100,000,100

Total Expected Collateral Balance - Selection ($): 168,168,339

Average Loan Current Balance ($): 302,183

:

Weighted Average Original LTV (%) *: 79.5

Weighted Average Coupon (%): 7.53

Arm Weighted Average Coupon (%): 7.55

Fixed Weighted Average Coupon (%): 7.22

Weighted Average Margin (%): 5.59

Weighted Average FICO (Non-Zero): 671

Weighted Average Age (Months): 3

:

% First Liens: 99.9
% Second Liens: 0.1
% Arms: 94.4
% Fixed: 5.6
% Interest Only: 100.0
% of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
5.51 - 6.00	9	2,742,699	1.6	5.88	78.7	697
6.01 - 6.50	35	11,913,823	7.1	6.38	77.6	686
6.51 - 7.00	100	33,792,207	20.2	6.83	76.7	687
7.01 - 7.50	138	41,192,093	24.6	7.32	79.2	674
7.51 - 8.00	150	42,406,261	25.3	7.80	80.1	662
8.01 - 8.50	64	19,298,993	11.5	8.31	81.0	663
8.51 - 9.00	33	10,638,607	6.4	8.76	83.7	651
9.01 - 9.50	15	3,352,039	2.0	9.32	84.4	660
9.51 - 10.00	6	1,519,000	0.9	9.74	87.8	614
10.01 - 10.50	1	261,000	0.2	10.38	90.0	562
10.51 - 11.00	1	166,500	0.1	10.95	90.0	764
11.01 - 11.50	1	89,000	0.1	11.35	100.0	685
12.01 >=	1	37,000	0.0	12.20	100.0	689
Total:	554	167,409,222	100.0	7.53	79.5	671
Max: 12.20 Min: 5.63 Wgt Avg: 7.53

FICO	No of Loans	Total Scheduled Balance	Scheduled Balance	WAC %	WA OLTV* %	WA FICO
501 - 525	2	197,882	0.1	7.07	68.6	518
526 - 550	1	166,417	0.1	6.63	90.0	546
551 - 575	8	2,051,000	1.2	7.92	76.3	566
576 - 600	29	6,916,164	4.1	7.97	80.2	592
601 - 625	69	19,060,106	11.4	7.83	80.6	613
626 - 650	108	31,973,270	19.1	7.61	79.9	640
651 - 675	115	35,811,686	21.4	7.53	80.3	662
676 - 700	88	28,595,137	17.1	7.50	79.1	688
701 - 725	61	19,549,159	11.7	7.27	79.8	712
726 - 750	36	10,420,058	6.2	7.33	75.9	737
751 - 775	24	8,032,542	4.8	7.25	78.1	761
776 - 800	10	3,258,200	1.9	7.20	78.8	784
801 - 825	3	1,377,600	0.8	7.39	80.0	806
Total:	554	167,409,222	100.0	7.53	79.5	671
Max: 809 Min: 503 Wgt Avg: 671

Scheduled Balance	No of Loans	Total Scheduled Balance	Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50,000	2	86,982	0.1	10.21	62.6	582
50,001 - 100,000	12	934,825	0.6	8.33	65.8	622
100,001 - 150,000	54	7,186,701	4.3	7.62	77.4	666
150,001 - 200,000	101	17,779,452	10.6	7.77	81.0	664
200,001 - 250,000	90	20,316,069	12.1	7.58	78.6	655
250,001 - 300,000	54	14,724,789	8.8	7.56	80.9	658
300,001 - 350,000	54	17,671,986	10.6	7.47	79.8	677
350,001 -400,000	53	19,739,260	11.8	7.57	78.9	674
400,001 -450,000	46	19,537,056	11.7	7.22	79.5	689
450,001 - 500,000	37	17,568,948	10.5	7.37	80.5	677
500,001 - 550,000	13	6,798,120	4.1	7.30	80.0	708
550,001 - 600,000	16	9,208,439	5.5	7.36	77.1	669
600,001 - 650,000	12	7,442,325	4.4	7.48	76.9	679
650,001 - 700,000	2	1,363,120	0.8	7.25	80.0	672
700,001 - 750,000	1	750,000	0.4	9.75	88.2	613
750,001 - 800,000	3	2,325,150	1.4	8.16	87.8	645
800,001 - 850,000	1	810,000	0.5	8.50	90.0	603
900,001 - 950,000	1	932,000	0.6	7.95	80.0	699
1,000,001 >=	2	2,234,000	1.3	8.16	78.3	652
Total:	554	167,409,222	100.0	7.53	79.5	671
Max: 1,149,999.99 Min: 37,000.00 Avg: 302,182.71

Original LTV (%) *	No of Loans	Total Scheduled Balance	Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50.0	12	2,990,371	1.8	7.29	41.0	669
50.1 - 55.0	3	775,000	0.5	7.09	52.9	648
55.1 - 60.0	5	1,135,000	0.7	7.02	57.2	623
60.1 - 65.0	9	2,902,500	1.7	6.87	62.2	679
65.1 - 70.0	11	3,710,716	2.2	7.04	69.2	665
70.1 - 75.0	38	11,115,068	6.6	7.22	74.4	673
75.1 - 80.0	386	117,714,496	70.3	7.49	79.9	677
80.1 - 85.0	30	7,782,650	4.6	7.68	84.5	657
85.1 - 90.0	42	14,415,052	8.6	8.08	89.5	643
90.1 - 95.0	13	4,034,561	2.4	8.62	94.6	637
95.1 - 100.0	5	833,807	0.5	8.17	100.0	653
Total:	554	167,409,222	100.0	7.53	79.5	671
Max: 100.0 Min: 17.5 Wgt Avg: 79.5

		Total	%		WA
Prepay Penalty in Years	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.00	84	25,043,660	15.0	8.10	80.1	657
0.50	2	529,600	0.3	8.96	80.0	708
1.00	41	14,203,518	8.5	7.69	78.5	684
2.00	274	78,498,989	46.9	7.50	79.9	663
3.00	144	46,500,854	27.8	7.22	79.1	689
5.00	9	2,632,600	1.6	7.30	72.9	661
Total:	554	167,409,222	100.0	7.53	79.5	671

		Total	%		WA
Documentation Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Full	278	78,646,861	47.0	7.32	79.2	656
Reduced	121	39,900,781	23.8	7.70	80.4	678
Stated Income / Stated Assets	154	48,504,839	29.0	7.73	79.2	690
No Income /No Assets	1	356,742	0.2	7.99	90.0	726
Total:	554	167,409,222	100.0	7.53	79.5	671

		Total	%		WA
Occupancy Status	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Primary	546	165,688,732	99.0	7.52	79.5	671
Second Home	2	324,900	0.2	8.62	82.7	686
Investor	6	1,395,590	0.8	8.57	85.5	707
Total:	554	167,409,222	100.0	7.53	79.5	671

		Total	%		WA
State	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
California	254	97,444,290	58.2	7.36	79.2	682
Arizona	52	12,424,263	7.4	7.89	79.8	664
Florida	48	11,901,122	7.1	7.70	79.4	656
Illinois	20	5,457,500	3.3	8.17	83.0	636
Washington	24	5,307,370	3.2	7.35	79.0	670
Virginia	18	4,739,190	2.8	7.70	79.3	656
Nevada	21	4,622,071	2.8	7.64	79.3	648
Maryland	19	4,613,414	2.8	7.70	79.0	646
New York	10	4,018,838	2.4	7.20	79.0	665
Oregon	16	3,060,950	1.8	7.79	78.9	656
Colorado	16	2,859,529	1.7	7.85	83.5	641
Minnesota	11	2,057,200	1.2	7.76	80.0	670
New Jersey	5	1,620,720	1.0	8.16	81.9	642
Ohio	6	1,097,400	0.7	7.37	79.7	626
Massachusetts	4	919,700	0.5	8.13	80.3	683
Other	30	5,265,666	3.1	8.12	81.0	662
Total:	554	167,409,222	100.0	7.53	79.5	671

		Total	%		WA
Purpose	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Purchase	332	100,503,425	60.0	7.48	80.0	684
Refinance - Rate Term	29	7,777,632	4.6	7.34	80.3	659
Refinance - Cashout	193	59,128,164	35.3	7.65	78.5	651
Total:	554	167,409,222	100.0	7.53	79.5	671

Product	No of Loans	Total Scheduled Balance	Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Arm 2/28 Arm 3/27 Arm 5/25 Fixed Balloon 30/15 Fixed Rate	451 59 12 2 30	138,127,971 16,713,378 3,244,655 126,000 9,197,218	82.5 10.0 1.9 0.1 5.5	7.57 7.44 7.28 11.60 7.16	80.0 80.4 77.8 100.0 71.5	668 692 691 686 679
Total:	554	167,409,222	100.0	7.53	79.5	671
		Total			WA
Property Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Single Family Residence	396	118,275,917	70.7	7.50	79.4	670
PUD	93	27,422,235	16.4	7.64	80.0	676
Condo	37	10,599,174	6.3	7.56	80.4	683
2 Family	24	8,810,688	5.3	7.51	78.5	661
3-4 Family	4	2,301,209	1.4	8.10	79.7	659
Total:	554	167,409,222	100.0	7.53	79.5	671

		Total			WA
Margin (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.01 -4.00	24	7,345,633	4.6	6.97	78.0	710
4.01 -4.50	23	6,946,582	4.4	7.02	80.0	696
4.51 - 5.00	40	13,111,641	8.3	7.21	80.0	700
5.01 - 5.50	148	46,034,413	29.1	7.54	80.7	663
5.51 - 6.00	146	44,158,575	27.9	7.45	79.4	658
6.01 - 6.50	87	26,354,387	16.7	7.90	81.4	678
6.51 - 7.00	33	8,769,885	5.5	7.80	79.1	666
7.01 - 7.50	13	3,374,490	2.1	8.42	71.0	671
7.51 - 8.00	5	1,170,200	0.7	8.66	79.3	639
8.01 - 8.50	2	559,199	0.4	9.33	80.0	670
9.01 >=	1	261,000	0.2	10.38	90.0	562
Total:	522	158,086,004	100.0	7.55	80.0	671
Max: 9.38 Min: 2.34 Wgt Avg: 5.59
		Total			WA
Months to Rate Reset	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
10 - 12	9	2,013,838	1.3	6.39	81.2	623
16 - 18	5	1,492,482	0.9	7.56	81.3	650
19 - 21	204	64,086,561	40.5	7.54	79.8	668
22 - 24	234	71,001,491	44.9	7.62	80.1	669
25 - 27	1	327,917	0.2	6.05	80.0	662
31 - 33	25	5,788,619	3.7	7.48	80.1	686
34 - 36	32	10,130,442	6.4	7.52	80.5	699
37>=	12	3,244,655	2.1	7.28	77.8	691
Total:	522	158,086,004	100.0	7.55	80.0	671
Max: 59 Min: 10 Wgt Avg: 23

Maximum Rate (%)	No of Loans	Total Scheduled Balance	Scheduled Balance	WAC %	WA OLTV* %	WA FICO
9.51 - 11.50	8	2,892,882	1.8	6.22	81.9	647
11.51 - 12.00	19	5,793,581	3.7	6.56	75.7	662
12.01 - 12.50	32	10,300,803	6.5	6.73	78.2	687
12.51 - 13.00	76	25,720,010	16.3	7.08	78.3	681
13.01 - 13.50	105	32,463,844	20.5	7.40	80.7	676
13.51 - 14.00	106	32,271,668	20.4	7.72	80.1	671
14.01 - 14.50	70	19,028,103	12.0	7.88	78.7	664
14.51 - 15.00	66	17,565,091	11.1	8.03	82.0	662
15.01 - 15.50	24	6,755,616	4.3	8.49	82.4	657
15.51 - 16.00	8	2,848,907	1.8	8.80	81.6	664
16.01 - 16.50	5	1,346,300	0.9	9.56	88.1	639
16.51 - 17.00	3	1,099,200	0.7	9.93	88.8	634
Total:	522	158,086,004	100.0	7.55	80.0	671
Max: 16.95 Min: 10.63 Wgt Avg: 13.64

Minimum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<=4.50	4	1,099,921	0.7	7.48	80.0	699
4.51 - 5.00	1	184,000	0.1	7.64	80.0	721
5.01 - 5.50	5	925,133	0.6	7.33	76.1	634
5.51 - 6.00	15	4,307,199	2.7	6.73	80.2	646
6.01 - 6.50	31	10,776,023	6.8	6.41	80.2	683
6.51 - 7.00	88	30,211,019	19.1	6.84	77.7	689
7.01 - 7.50	126	37,081,560	23.5	7.32	79.5	675
7.51 - 8.00	139	39,896,960	25.2	7.80	80.1	664
8.01 - 8.50	61	18,388,693	11.6	8.31	80.9	661
8.51 - 9.00	30	10,000,457	6.3	8.75	83.4	654
9.01 - 9.50	15	3,352,039	2.1	9.32	84.4	660
9.51 - 10.00	5	1,435,500	0.9	9.74	88.6	615
10.01 - 10.50	1	261,000	0.2	10.38	90.0	562
10.51 - 11.00	1	166,500	0.1	10.95	90.0	764
Total:	522	158,086,004	100.0	7.55	80.0	671
Max: 10.95 Min: 3.00 Wgt Avg: 7.48

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.50	54	15,872,594	10.0	7.51	79.5	699
2.00	88	27,576,943	17.4	7.81	80.5	651
3.00	376	113,536,546	71.8	7.49	79.9	671
6.00	4	1,099,921	0.7	7.48	80.0	699
Total:	522	158,086,004	100.0	7.55	80.0	671
Wgt Avg: 2.70

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00	454	138,097,174	87.4	7.56	80.0	668
1.50	61	18,046,928	11.4	7.45	79.7	690
2.00	7	1,941,903	1.2	7.51	78.8	675
Total: Wgt Avg: 1.07	522	158,086,004	100.0	7.55	80.0	671

Interest Only Period (Months)	No of Loans	Total Scheduled Balance	o/ Scheduled Balance	WAC %	WA OLTV* %	WA FICC
24	3	853,500	0.5	7.74	75.2	610
60	544	164,775,881	98.4	7.54	79.5	671
120	7	1,779,841	1.1	7.09	80.0	697
Total:	994	167,409,222	100.0	7.53	79.5	671